Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 24, 2023, in the Registration Statement (Form F-1) and related Prospectus of Birkenstock Holding Limited (formerly Birkenstock Group Limited and BK LC Lux Finco 2 S.à r.l) for the registration of its ordinary shares.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

September 12, 2023